EX.99.(h)(iv)(B)
Attachment A

Expense Limitation

(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Hedged U.S. Equity Opportunities Fund	Class A 1.75% Advisor Class 1.42% Institutional Class 1.31%	January 31, 2018

Attachment A amended: January 31, 2017

FIRST INVESTORS EQUITY FUNDS

By:	/s/ Joseph I. Benedek

Name:	Joseph I. Benedek
Title	Treasurer

FORESTERS INVESTMENT MANAGEMENT COMPANY, INC.

By:	/s/ Joseph I. Benedek

Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTOR SERVICES, INC.

By:	/s/ Greg Walter

Name:	Greg Walter
Title:	Senior Vice President